Exhibit 10-11
Page 1 of 1

                   Amendment #1 to the High Plains Corporation
                    1990 Stock Option Plan (the "Plan")

                             November 18, 1994

The 1990 Plan is hereby amended to reflect the following changes:

Section C.

The number of shares of Common Stock that may be optioned or sold under the Plan is one million, two hundred thousand (1,200,000). Such number reflects stock splits that have occurred since the inception of the Plan through November 18, 1994.

Section E.

In addition to the method for granting options described in Section E. of the Plan, any person holding unexercised options granted under the Plan shall, upon exercise of each of those options and payment of the exercise price, be granted an option to purchase the like quantity of Common Shares as those exercised in order to replace their options. This provision shall only apply to the Plan options that were issued other than under this Amendment (the "Original Options").

Section F.

The option price of any options granted under this Amendment shall be equal to the closing sales price of Company Common Stock (appropriately adjusted for any stock split, stock dividend, combination or exchange) as reported in the NASDAQ National Market System on the day the Original Options granted under the Plan are exercised.

Section G.

The exercise period for options granted pursuant to this Amendment shall expire, and any such options granted shall be no longer exercisable, on the later to occur of (i) the expiration date of the originally surrendered option or (ii) one year from the date of grant of such option.

Section G.

Any option granted pursuant to this Amendment shall vest immediately.

section M.

The termination date of the Plan is eliminated